Exhibit 99.1
WILLIAMS COAL SEAM GAS ROYALTY TRUST
PRESS RELEASE
Williams Coal Seam Gas Royalty Trust Announces Cash Distribution
for Fourth Quarter
     DALLAS, TEXAS, November 4, 2009 — Williams Coal Seam Gas Royalty Trust (NYSE: WTU) announced today that there will be a cash distribution to the holders of its units of beneficial interest of $0.022074 per unit, payable November 27, 2009 to unitholders of record on November 16, 2009.
     The Trust owns net profits interests in certain proved coal seam gas properties owned by Williams Production Company (WPC) and located in the San Juan Basin of northwestern New Mexico (the “Working Interest Properties”) and southwestern Colorado, including WPC’s 35 percent net profits interest in 5,348 gross acres in La Plata County, Colorado (the “Farmout Properties”). WPC reported that production attributable to its gross interests in the properties burdened by the Trust’s net profits interests was 2.6 trillion British thermal units (TBtu) during the period associated with this quarterly cash distribution compared to 2.6 TBtu during the preceding period. When prior period adjustments are excluded, production in the current quarter for the original wells was 2.6 TBtu compared to 2.6 TBtu in the preceding quarter. The net contract price per MMBtu for this quarter was $0.92 per MMBtu as compared to $0.75 per MMBtu for the previous quarter.
     WPC also reported approximately 447 infill wells have been drilled and of those, 437 wells are producing as of September 30, 2009, and are now in “pay” status to the Trust since early June 2008. Production attributable to the infill wells for this quarter was 1.5 TBtu. In accordance with the original conveyance, the Trust is entitled to only 20% of the net-profit interests from these wells as opposed to the 60% of the original producing wells. Net proceeds from the infill wells were ($32,419), which includes last quarter’s deficit of ($66,939), and did not contribute to this quarter’s distribution. Deficits accumulate and no income is recognized until results are positive.
     Gross proceeds prior to deductions for production costs for the third quarter of 2009 by property were as follows: $2,041,949 for Working Interest Properties, $337,009 for Farmout Properties. For Working Interest Properties, production costs for the third quarter 2009 were as follows: $640,491 for royalties, $190,066 for taxes, $750,671 for operating costs and $756 in excess capital costs. Gross proceeds (Net Profit Interest) from the Farmout Properties after deductions as stated above were $337,009. A small increase in the price of natural gas contributed in net proceeds to the Trust of $479,091 for this quarter compared to net proceeds to the Trust of $77,767 in the last quarter.
Termination and Liquidation of the Trust
     Pursuant to the terms of the Trust Agreement, the Trust will terminate no later than December 31, 2012 or upon the first to occur of certain events, including (i) the disposition by the Trust of all royalty interests; (ii) following an affirmative vote in favor of termination of the Trust by the holders of record of more than 50% of the then outstanding Units; (iii) such time as the ratio of cash received by the Trust with respect to the royalty interests (excluding the effect on cash distributions received by the Trust in respect of the royalty interests of excess capital costs) to administrative costs of the Trust is less than 1.2 to 1.0 for three (3) consecutive calendar quarters, and (iv) March 1 of any calendar year if, based on a reserve report as of December 31 of the prior year, it is determined that, as of such date, the net present value (discounted at 10 percent) of the estimated future net revenues (calculated in accordance with criteria established by the Securities and Exchange Commission) for proved reserves attributable to the royalty interests but using the average monthly Blanco Hub Spot Price for the past calendar year less certain gathering costs is equal to or less than $30 million. As indicated in the notes to the financial statements of the Trust included in the Trust’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission, the 2009 commodity price outlook has resulted in uncertainty regarding the Trust’s ability to avoid a termination event pursuant to the terms of the Trust Agreement.
     The Trust is a grantor trust formed by The Williams Companies, Inc., parent company of WPC, and was designed to provide unitholders with quarterly cash distributions and tax credits under Section 29 of the Internal Revenue Code, which has expired as of 12/31/2002, from certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “WTU”.
     For additional information, including the latest financial reports on Williams Coal Seam Gas Royalty Trust, please visit our website at http://www.wtu-williamscoalseamgastrust.com/.
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CONTACT:
Ron E. Hooper, Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
1.800.365.6544